EXECUTION COPY

AMENDED AND RESTATED MANAGEMENT AGREEMENT

RUSSELL EXCHANGE TRADED FUNDS TRUST

AMENDED AND RESTATED MANAGEMENT AGREEMENT made this 10th day of May, 2011 (the “Agreement”) between Russell Investment Management Company, a Washington corporation (“Manager”) and Russell Exchange Traded Funds Trust, a Delaware statutory trust (“Trust”), on behalf of each series of the Trust (each series is hereinafter referred to as a “Fund”) as set forth more fully in its Agreement and Declaration of Trust, its By-Laws and its Registration Statements under the Investment Company Act of 1940 (“1940 Act”) and the Securities Act of 1933, all as heretofore amended and supplemented, amends and restates the Investment Advisory Agreement made as of the 23rd day of February 2011;

WHEREAS, the Manager is principally engaged in the business of rendering investment advisory services and is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”); and

WHEREAS, the Trust is an open-end management investment company, registered with the Securities and Exchange Commission (“SEC”) under the 1940 Act and structured to offer shares of beneficial interest in the form of creation units (“Shares”) in its Funds, each of which is an exchange traded fund (“ETF”); and

WHEREAS, the Trust presently intends to offer Shares of each Fund listed on Exhibit A hereto (as amended from time to time); and

WHEREAS, the Trust desires to retain the Manager to render investment advisory services to the Trust and each of the Funds and the Manager is willing to so render such services; and

WHEREAS, the Trust and the Manager previously entered into or became party to the Investment Advisory Agreement dated as of the 23rd day of February 2011 (the “Original Agreement”); and

WHEREAS, the Trust and the Manager wish to make certain amendments to the Original Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed between the Trust and the Manager as follows:

1. Appointment of Manager.

(a) The Trust hereby appoints the Manager to act as investment adviser to the Trust and each of its Funds for the periods, in the manner and on the terms and conditions herein set forth, subject to the supervision of the Board of Trustees of the Trust (“Board”). The Manager accepts such appointment for the compensation herein provided and agrees to render the services and assume the obligations set forth in this Agreement commencing on the date that each Fund is offered to the public (“Effective Date”).

(b) In the event that the Trust establishes one or more Funds (other than the current Funds) and desires to retain the Manager to act as investment adviser for such new Funds, the Trust shall notify the Manager in writing. If the Manager is willing to render such services under this Agreement for any new Funds, the Manager shall notify the Trust in writing and such new Funds shall be subject to the provisions of this Agreement to the same extent as the current Funds except to the extent that said provisions (including those relating to the compensation payable by the Trust to the Manager with respect to any new Funds) are modified with respect to such new Fund in writing by the Trust and the Manager at that time.

2.	Duties of Manager.

(a) Subject to the general supervision of the Board, the Manager shall manage the investment operations of each Fund and the composition of each Fund’s assets, including the purchase, retention and disposition thereof. In this regard, the Manager:

(i) shall provide supervision of each Fund’s assets, furnish a continuous investment program for each Fund in accordance with each Fund’s Prospectus and Statement of Additional Information (“SAI”) included as part of the Trust’s registration statement filed with the SEC, and shall determine, from time to time, what investments or securities will be purchased, retained or sold by each Fund and what portion of the assets of each Fund will be invested or held uninvested as cash;

(ii) shall provide periodic reports to the Trust’s Board of Trustees concerning the Manager’s discharge of its duties and responsibilities under this Agreement as the Board of Trustees shall reasonably request;

(iii) shall vote, or in accordance with the Manager’s proxy voting policies, procedures and guidelines cause to be voted, proxies, exercise consents, and exercise all other rights appertaining to securities and assets held by each Fund in accordance with the voting policies and procedures approved by the Board;

(iv) shall, as appropriate, select broker-dealers to execute portfolio transactions for each Fund. All purchase and sale orders will be placed with broker-dealers who are selected by the Manager as able to provide “best execution” of such orders for the Funds. However, this responsibility shall not be deemed to obligate Manager to solicit competitive bids for each transaction. Manager agrees that it will not execute any portfolio transactions with a broker or dealer which is an “affiliated person” (as defined in the 1940 Act) of the Manager except pursuant to the Trust’s Board approved 17e-1 Polices and Procedures for Affiliated Brokerage Transactions. “Best execution” shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Manager places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of each Fund, in selecting brokers or dealers to execute such orders, the Manager is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that may enhance the Manager’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of Securities Exchange Act of 1934 Act, amended (“1934 Act”), that the Manager may use a broker whose commissions on transactions may exceed the commissions that another broker would have charged for effecting the transactions, provided that the Manager determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of each Fund or the Manager’s overall responsibilities to the Manager’s discretionary accounts;

(v) may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Fund as well as other fiduciary or agency accounts managed by the Manager, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Fund and to such other accounts;

(vi) shall make available and provide financial, accounting, and statistical information required by the Trust for the preparation of registration statements, reports, and other documents required by applicable federal and state securities laws, applicable rules and regulations of a Fund’s national securities exchange as defined in Section 2(a)(26) of the 1940 Act (“Stock Exchange”) or applicable self-regulatory organization (“SRO”) and with such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust’s shares;

(vii) shall make available and provide such information regarding a Fund’s intra-day net asset value as may be reasonably necessary or helpful for the listing of a Fund’s Shares on the Stock Exchange and compliance with applicable federal and state securities laws and applicable Stock Exchange and SRO rules and regulations, including the provision of such information on a publicly available internet website;

(viii) in connection with its management of each Fund, shall take into account, where possible, anticipated purchases and redemptions of Shares (including creation units) by approved participants eligible to transact in Shares directly with the Trust (“Shareholders”);

(ix) shall provide information and assistance as reasonably requested by the other service providers of the Trust in connection with the registration of Shares of each Fund in accordance with applicable state and foreign law securities requirements and regulatory requirements applicable to investors in each Fund;

(x) shall furnish to the Trust or its designees, such statistical information with respect to the assets or investments that a Fund (or portions of any Fund) may hold or contemplate purchasing as the Board or its designees may reasonably request;

(xi) shall furnish to the Board such periodic and special reports as the Board members may reasonably request; and

(xii) shall make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the management of the Trust and its investment activities.

(b) The Manager, in connection with its rights and duties with respect to the Trust:

(i) shall use the same skill and care in the management of the Funds’ portfolios as it uses in the management of other accounts to which it provides investment advisory services, but shall not be obligated to give the Trust more favorable or preferential treatment vis-a-vis its other clients; and

(ii) shall act in conformity with the Trust’s Agreement and Declaration of Trust, By-Laws, registration statement, Prospectus, SAI, any exemptive orders, and instructions and directions of the Board members, and comply with and conform to the requirements of all applicable securities and tax laws and rules, including the 1940 Act, the Advisers Act, the Internal Revenue Code and all other applicable federal and state laws, regulations and rulings and applicable Stock Exchange and SRO rules and regulations.

(c) The Manager shall:

(i) use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code and the regulations thereunder;

(ii) discharge the foregoing responsibilities subject to the control and supervision of the Board and in compliance with such policies and procedures of the Trust (regarding each Fund) that the Board may from time to time establish;

(iii) promptly notify the Trust in the event that the Manager or any of its affiliates: (I) becomes aware that it is subject to a statutory disqualification that prevents the Manager from serving as investment adviser pursuant to this Agreement or (II) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority with respect to its services under this Agreement.

(d) The Manager shall initially determine and make any subsequent modifications to the portfolio composition file (“PCF”) of each Fund. The PCF shall specify the amount of the cash component, the identity and number of shares of the securities to be accepted in exchange for “Creation Units” for each Fund and the securities that will be applicable that day to redemption requests received for each Fund (and may give directions to the Trust’s custodian with respect to such designations).

(e) In providing investment advisory services to each Fund, the Manager will provide each Fund with ongoing investment guidance, policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy.

(f) The Manager may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisers (“Money Managers”); provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Board members and approved in a manner consistent with the 1940 Act and applicable exemptive relief. However, no such delegation shall relieve the Manager of its duties and obligations with respect to the management of each Fund’s assets pursuant to this Agreement and in accordance with applicable law. In the Manager’s sole discretion, any such Money Manager (i) may have full or partial investment discretion and may make all determinations with respect to the investment of a Fund’s assets assigned to the Money Manager and the purchase and sale of portfolio securities with those assets, and such steps as may be necessary to implement its decision; or (ii) may be engaged to provide advice on a non-discretionary basis to the Manager for use in making investment decisions for a Fund.

Subject to compliance with the 1940 Act and Fund policies and procedures, the Manager may delegate the voting of proxies relating to a Fund’s portfolio securities in accordance with the proxy voting policies and procedures of the Fund. If Manager expressly directs Money Manager in writing to vote a proxy in Money Manager’s discretion, Money Manager shall vote such proxies solely in the best interests of the Fund’s shareholders and in accordance with applicable state and federal law, statutes, rules and regulations governing the voting of proxies by registered investment advisers, investment companies and fiduciaries. If Money Manager requests that Manager vote a proxy in a specified manner, such request by Money Manager, which shall not be binding upon Manager, shall be made solely in accordance with the foregoing standards applicable to Money Manager’s discretionary voting of proxies. Each such request shall be accompanied by information satisfactory to Manager explaining the requested vote which information shall set forth any interest, direct or indirect, of Money Manager in the outcome of the vote. In connection with each such request, Money Manager shall be deemed to have made a representation to Manager and the Investment Company that such request has been made in compliance with this Section 2 and that all information provided in connection with such request is accurate and complete in all material respects.

To the extent the Manager determines to delegate some or all of its duties and obligations under this Agreement to one or more Money Managers, the Manager shall research and evaluate Money Managers and shall advise the Board of Trustees of the Trust of the Money Managers which the Manager believes are best suited for each Fund; shall monitor and evaluate the investment performance, or quality of recommendations, of each Money Manager employed by the Trust; shall determine the portion of each Fund’s assets to be managed by each Money Manager; shall recommend changes or additions of Money Managers when appropriate; shall coordinate the investment activities of the Money Managers; and acting as a fiduciary for the Trust shall compensate the Money Managers from the Manager’s own resources. The Manager shall not be responsible or liable for the investment merits of any decision by a Money Manager to purchase, hold, or sell a security for a Fund.

(g) The Manager shall treat as confidential and proprietary information regarding each Fund, including of each Fund’s records and other information relative to each Fund and its prior, current or potential shareholders. The Manager shall not use such records and information for any purpose other than the performance of its duties and responsibilities under this Agreement, except after prior notification to and approval in writing by the applicable Fund, which approval shall not be unreasonably withheld and may not be withheld where the Manager may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by such Fund.

(h) The services of the Manager hereunder are not deemed exclusive and the Manager shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Manager shall use the same skill and care in the management of the Fund’s portfolios as it uses in the administration of other accounts to which it provides asset management consulting and manager selection services, but it shall not be obligated to give the Trust more favorable or preferential treatment vis-a-vis its other clients.

(i) Subject to and in accordance with the Agreement and Declaration of Trust and Bylaws of the Trust and to Section 10(a) of the 1940 Act, it is understood that Trustees, officers, agents, and Shareholders of the Trust are or may be interested in the Manager or its affiliates as directors, agents, or stockholders of the Manager or its affiliates; that directors, officers, agents, and shareholders of the Manager or its affiliates are or may be interested in the Trust as Trustees, officers, agents, Shareholders, or otherwise; that the Manager or its affiliates may be interested in the Trust as Shareholders or otherwise; and that the effect of any such interests shall be governed by said Master Trust Agreement, Bylaws, and the 1940 Act.

(j) The Manager will promptly notify the Trust in writing of the occurrence of any of the following events:

(i) the Manager fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Manager is required to be registered as an investment adviser in order to perform its obligations under this Agreement; and/or

(ii) the Manager is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust.

(k) The Manager is hereby authorized to utilize the research and other resources of Frank Russell Company, its corporate parent, its subsidiaries (as may be permitted by applicable laws or regulations) or any predecessor or successor organization of the foregoing entities, in providing investment advisory services pursuant to this Agreement. Neither the Manager nor the Trust shall be obligated to pay any fee to Frank Russell Company for these services.

3. Expenses. The Manager will bear its own costs of providing services hereunder. The Manager agrees to pay all expenses incurred by the Trust except for interest, taxes, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, litigation expenses, acquired fund fees and expenses and extraordinary expenses. Expenses incurred by the Trust borne by the Manager may include, but are not limited to, the following (1) fees payable to and expenses incurred on behalf of a Fund by the Trust’s administrator; (2) expenses of organizing the Trust and the Funds; (3) fees and expenses of registering and maintaining the registration of a Fund’s shares and the Trust under federal securities laws and making and maintaining any notice filings required under any state securities laws; (4) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (5) legal, accounting and auditing expenses; (6) charges of custodians, transfer agents and other agents; (7) expenses associated with printing Summary Prospectuses, if used, Prospectuses and Statements of Additional Information and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; and (8) fees and other expenses incurred in connection with membership in investment company organizations.

4. Compensation. As compensation for the services provided and expenses assumed by the Manager under this Agreement, the Trust will arrange for each Fund to pay the Manager at the end of each calendar month a management fee computed daily at an annual rate equal to the amount of average daily net assets listed opposite each Fund’s name in Exhibit A, attached hereto. The “average daily net assets” of each Fund shall mean the average of the values placed on each Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of each Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if each Fund lawfully determines the value of its net assets as of some other time on each Business Day (as defined in the Funds’ Prospectus or SAI), as of such other time. The value of net assets of each Fund shall always be determined pursuant to the applicable provisions of the Master Trust Agreement, the registration statement and the Fund’s securities valuation procedures. If, pursuant to such provisions, the determination of net asset value is suspended for any particular Business Day, then for the purposes of this Section 4, the value of the net assets of each Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of each Fund’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of each Fund has been so suspended for a period including any month end when the Manager’s compensation is payable pursuant to this Section 4, then the Manager’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of each Fund as last determined (whether during or prior to such month). If each Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4.

5. Books and Records. The Manager agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1 under the 1940 Act (other than clause (b)(4) and paragraphs (c), (d) and (e) thereof). The Manager further agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s request.

6. Liabilities of the Manager.

(a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder or on the part of the Manager or its corporate affiliates, the Manager shall not be subject to liability to the Trust or to any Shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security.

(b) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or the Manager and its corporate affiliates, from liability in violation of Section 17(h) and (i) of the 1940 Act.

7. Renewal and Termination.

(a) This Agreement shall become effective on and as of May 10, 2011 and shall continue in effect as to each Fund until February 23, 2013. The Agreement is renewable annually thereafter for successive one-year periods (a) by a vote of a majority of the Trustees of the Trust, or (b) as to any Fund, by a vote of a majority of the outstanding voting securities of that Fund, and in either case by a majority of the Trustees who are not parties to this Agreement or interested person of any parties to the Agreement (other than as Trustees of the Trust), cast in person at a meeting called for purposes of voting on the Agreement; provided, however, that if the Shareholders of any one or more Funds fail to approve the Agreement as provided herein, the Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules and Regulations thereunder with respect to any other Fund or Funds.

(b) This Agreement:

(i) May at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or, as to any Fund, by vote of a majority of the outstanding voting securities of the Fund;

(ii) Shall immediately terminate in the event of its assignment; and

(iii) May be terminated by the Manager on 60 days’ written notice to the Trust.

(c) As used in this Section 7, the Terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

(d) Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office of such party.

8. Trade Names and Trademarks. The parties hereto acknowledge that Frank Russell Company has reserved the right to grant the non-exclusive use of the name “Russell,” or any derivative thereof, to any other investment company, investment advisor, distributor or other business enterprise, and to withdraw from the Trust the use of the name “Russell.”

9. Amendment of Agreement. This Agreement may be amended by mutual consent, and the consent of the Trust must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and, to the extent required by the 1940 Act and interpretations thereof by the SEC and its staff, by vote of a majority of the outstanding Shares (as defined with respect to a voting securities by the 1940 Act) representing the interests in each Fund affected by such amendment.

10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Washington and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ James G. Polisson

Title:	President and Chief Executive Officer

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:	/s/ Peter Gunning

Title:	President and Chief Executive Officer

FRANK RUSSELL COMPANY agrees to provide consulting services without charge to the Trust upon the request of the Board of Trustees or officers of the Trust, or upon the request of Manager pursuant to Section 2(k).

FRANK RUSSELL COMPANY

By:	/s/ Andrew Domen

Title:	CEO

Exhibit A

Name of Fund	Management Fee (bps)
Russell Equity ETF (formerly One Fund)	35
Russell Bond ETF	25
Russell Inflation ETF	30
Russell Global Opportunity ETF	57
Russell Aggressive Growth ETF	37
Russell Consistent Growth ETF	37
Russell Growth at a Reasonable Price ETF	37
Russell Equity Income ETF	37
Russell Low P/E ETF	37
Russell Contrarian ETF	37
Russell 1000 Low Beta ETF	49
Russell 1000 High Beta ETF	49
Russell 1000 Low Volatility ETF	49
Russell 1000 High Volatility ETF	49
Russell 1000 High Momentum ETF	49
Russell 2000 Low Beta ETF	69
Russell 2000 High Beta ETF	69
Russell 2000 Low Volatility ETF	69
Russell 2000 High Volatility ETF	69
Russell 2000 High Momentum ETF	69
Russell Small & Mid Cap Defensive Value ETF	45
Russell Small Cap Defensive Value ETF	49